Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Nordic American Tankers Limited:
We consent to the incorporation by reference in the registration statement (No. 333-218903) on Form F-3 of Nordic American Tankers Limited of our reports dated May 15, 2018, with respect to the consolidated balance sheets of Nordic American Tankers Limited and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 20-F of Nordic American Tankers Limited.
Our report dated May 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Nordic American Tankers Limited and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the effectiveness of controls to ensure the proper application of Accounting Standards Codification ("ASC") 205-40, Going Concern, related to the identification, evaluation and presentation of matters relevant to Nordic American Tankers Limited and subsidiaries' ability to continue as a going concern has been identified and included in management's assessment.
/s/ KPMG AS
Oslo, Norway
 May 15, 2018